Exhibit 10.9

                               Quasar Group, Inc.
                               1746 Cole Boulevard
                             Building 21, Suite 225
                              Golden, CO 80401-3210

May  23,  2003

Mark  L.  Mroczkowski
Chief  Financial  Officer
Sequiam  Corporation
300  Sunport  Lane
Orlando,  Florida  32809

Dear  Mark:

This letter agreement (the "Agreement") will confirm the understanding between Quasar Group, Inc. ("QG") and Sequiam Corporation (the "Company") as follows:

     1.   RETENTION.  The  Company  hereby retains QG to act as its agent in the
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          private  placement of ten million common shares of Sequiam Corporation at $0.50 per share. Such placement shall be referred to as the "Transaction." The shares issued in the private placement will be restricted pursuant to Rule 144 and be further restricted from any sale for a period of two full years from the date of the transaction. The Company will also be granted an option to repurchase the shares beginning two years from the date of the transaction as follows:

          Year 2 - 2,500,000 shares at $5.00 per share
          Year 3 - 2,500,000 shares at $10.00 per share
          Year 4 - 2,500,000 shares at $15.00 per share
          Year 5 - 2,500,000 shares at $20.00 per share

     2.   QG'S  ROLE.  As  part  of its engagement and subject to the conditions
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          contained  herein,  QG  hereby  agrees  to:

          (a) assist in structuring the financing and the terms of the Securities;
          (b) if requested, assist in preparing a private placement memorandum (the "Memorandum") describing the Company and the Securities;
          (c) review with the Company a list of the Investors to whom the Memorandum will be provided;
          (d) assist the Company in the preparation of communications, as necessary, to be used in placing the Securities, whether in the form of letter, circular, notice or otherwise; and
          (e) assist and advise the Company with respect to the negotiation of the sale of the Securities to the Investors.


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          It  is  understood  that  QG's  assistance  in the Transaction will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as QG deems appropriate under the circumstances (such investigation hereinafter to be referred to as "Due Diligence") and to the receipt of all internal approvals of QG in connection with the Transaction. QG shall have the right in its sole discretion to terminate this Agreement if the outcome of the Due Diligence is not satisfactory to QG or if approval of its internal committees is not obtained ("Early Termination").

     3.   TERM.  This engagement will commence on the date of this agreement and
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          terminate  on the earlier to occur of: (i) Early Termination; (ii) the
          Closing of the Transaction; or (iii) thirty-six months from the date of this agreement.

     4.   EXCLUSIVE  PERIOD.  For  a  period of forty-five days from the date of
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          this  agreement,  the  Company  will  not contact or solicit potential
          Investors to purchase the Securities without QG's prior written approval, which will not be unreasonably withheld. The Company represents, warrants and agrees the QG's engagement hereunder shall, for the referenced forty-five day period, be an exclusive engagement and that no other financial advisor, broker or agent is or will be authorized by it during such period to perform services on its behalf of any type that QG has been engaged to perform hereunder.

     5.   PLACEMENT; BEST EFFORTS. It is understood that QG's involvement in the
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          Transaction  is  strictly  on  a  best  efforts  basis  and  that  the consummation of the Transaction will be subject to, among other things, market conditions. Nothing contained herein constitutes a commitment on the part of QG to purchase any Securities or on the part of the Company to sell any Securities and the final decision to issue the same shall be subject to the discretionary approval of the Company.

     6.   PRIVATE PLACEMENT MEMORANDUM. If necessary, The Company will prepare a
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          Memorandum with the assistance of its counsel and QG. The Company will advise, represent and warrant to QG in writing that the Memorandum is accurate in all material respects and does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein in light of the circumstances under which they are made, not misleading. The Company authorizes QG to transmit the Memorandum to prospective Investors consistent with the requirements under Section 4(2) of the Securities Act of 1933, as amended (the "Act") and applicable state securities laws.

     7.   COOPERATION. The Company will furnish, or cause to be furnished, to QG
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          all  information  reasonably requested by QG for purposes of rendering services hereunder (all such information being the "Information"). In addition, the Company agrees to make available to QG upon request from time to time, the officers, directors, accountants, counsel and other advisors to the Company. The Company recognizes and confirms that QG
          (a) will use and rely on the Information and on information available from generally recognized public sources in performing the services


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          contemplated  by  this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Information; and (c) will not make an appraisal of any of the assets or liabilities of the Company. The Company agrees that all Information furnished to QG in connection with this Agreement shall be accurate in all material respects at the time provided, and that if such Information, in whole or in part, becomes materially inaccurate, misleading or incomplete during the term of QG's engagement hereunder, the Company shall promptly so advise QG in writing and correct any such inaccuracy or omission.

          The Company shall also furnish or cause to be furnished to QG at closing of the sale of Securities copies of such agreements, certificates, opinions and other documents delivered at such closing as QG shall reasonably request.

          The Company has not taken, and will not take, any action directly or indirectly, so as to cause the transactions contemplated by this agreement to fail to be entitled to exemption under Section 4(2) of the Act.

     8.   EXPENSE  REIMBURSEMENT.  QG  shall  provide the Company with a monthly
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          invoice,  itemizing  all  third-party  expenditures  incurred by it in connection with performing the services undertaken by it hereunder. Company agrees to reimburse QG within 30 days of receipt all such invoiced expenditures. Third-party expenditures reimbursable hereunder shall include, but are not limited to, amounts paid to third parties for such costs as printing, telephone, telex, courier service, accommodations, food and travel. In the event that QG proposes to undertake any single project or travel, the expenses of which are reasonably expected to exceed $5,000, then QG will submit to Company in writing a brief description of the projected amount and purpose of the proposed expenditures. Company shall not be required to reimburse QG for any expenditure incurred in connection with such a project or travel unless the proposed project or trip has received prior approval of Company.

     9.   COMPENSATION.  As  compensation  for the services to be rendered by QG
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          hereunder, the Company agrees to pay QG the following:

          (a)  INITIAL  SHARE  ISSUANCE. Within 30 days of the execution of this
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               Agreement,  the  Company shall issue 750,000 shares of its common stock to QG as compensation for services performed by QG under the terms of this Agreement for the benefit of the Company. Such services shall include but not be limited to advisory services for acquisition of Smart Biometrics, advisory services for acquisition of certain targeted companies, advice on finance and business development, technology assessment and assistance with current and future private placement of Sequiam equity. Shares issued hereunder shall be restricted pursuant to Rule 144 and be further restricted from any sale for a period of two full years from date of issuance. Such shares shall be fully earned upon issuance.

          (b)  SUCCESS  FEE.  At  the  Closing  of  the Transaction, the Company
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               agrees to pay QG at closing, from the proceeds of the sale of the
               Securities,  a  cash


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               transaction  fee (the "Success Fee") equal to ten percent (10.0%)
               of the aggregate gross proceeds raised from the sale of the Securities.

          (c)  ADDITIONAL  SUCCESS  FEE.  At the Closing of the Transaction, the
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               Company  shall  also  issue to QG at Closing warrants to purchase shares of common stock in the Company in an amount equal to ten percent (10%) of the number of shares of common stock of the Company that have been issued in the Transaction. The warrants shall be purchasable at any time from one year after Closing of the Transaction until four years thereafter. The exercise price for the warrants shall be $0.50/share.

     10.  GOVERNING  LAWS.  This  letter  agreement  will  be  governed  by  and
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          construed  in  accordance  with  the  laws  of  the  State  of Florida applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of Florida located in the County of Orange or in the United States District Court for the Middle District of Florida for the purpose of any suit, action or other proceeding arising out of this letter agreement or our engagement hereunder.

          Each of the Company and QG hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this letter agreement, our engagement hereunder or the transactions contemplated hereby.

     11.  CONFIDENTIALITY.  Except  as  required  by  law,  this  Agreement  and
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          the  services  and  advice  to  be  provided  by  QG hereunder and the
          Indemnity Letter, shall not be disclosed to third parties without QG's prior written permission. Notwithstanding, QG shall be permitted to advertise the services it provided in connection with the Transaction subsequent to its consummation. Such expense shall not be reimbursable under Paragraph 8 hereof.

     12.  CONFLICTS.  The  Company  acknowledges  that  QG  and  its  affiliates
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          may  have  and  may  continue  to  have  investment  banking and other relationships with parties other than the Company pursuant to which QG may acquire information of interest to the Company. QG shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

     13.  BENEFICIARIES.  It  is  understood  that  QG  is  being  engaged
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          hereunder  solely  to  provide  the  services  described  above to the
          Company and that QG is not acting as an agent or a fiduciary of, and shall have no duties or liabilities to, the equity holders of the Company or any third party in connection with its engagement hereunder, all of which are expressly waived. No one other than the Company is authorized to rely upon the engagement of QG hereunder or any statements, advice, opinions or conduct by QG

     14.  NO  BROKERS.  The Company represents and warrants to QG that there are
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          no brokers, representatives or other persons which have an interest in compensation  due  to  QG


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          from  any  transaction contemplated herein or which would otherwise be due any fee, commission or remuneration upon consummation of any Transaction.

     15.  AUTHORIZATION.  The Company and QG represent and warrant that each has
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          all  requisite  power  and  authority  to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

     16.  MISCELLANEOUS. This Agreement constitutes the entire understanding and
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          agreement  between  the  Company  and  QG  with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement, the Indemnity Letter and all rights, liabilities and obligations hereunder and thereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     17.  NON-CIRCUMVENTION.  The  Company  acknowledges  that  QG  intends  to
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          introduce  it  to  various  individuals  and  entities that may be, or become, interested in investing in Company, its affiliates and business ventures. The Company and QG acknowledge that the ultimate form and timing of investment or assistance provided by such persons may be different than that currently contemplated by this Agreement. Accordingly, Company and QG agree that any investment in, or providing of other business assistance by individuals or entities introduced to the Company through the direct or indirect efforts of QG shall entitle QG to a fee or other compensation commensurate with the benefit derived by the Company or its affiliates and with the level of compensation contemplated in this Agreement. In the event that such assistance is provided to the Company in a form or at a time that is not explicitly covered by the terms of this Agreement, Company and QG agree to negotiate in good faith toward agreement upon the form and timing of such compensation. In the event that Company and QG are unable to reach agreement upon such compensation, then the compensation shall be set and finally resolved by arbitration by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.


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Please  confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very  truly  yours,
Quasar  Group,  Inc.



By:  /s/  David R. Allen
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     David R. Allen, PhD.
     Chairman, President and CEO


AGREED  TO  AND  ACCEPTED
AS  OF  THE  ABOVE  DATE:
Sequiam  Corporation



By:
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    Mark L. Mroczkowski
    Senior Vice President and CFO


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